Exhibit 2

AMENDMENT AGREEMENT
        Agreement, between Jewelcor Management, Inc. ("JMI") and Deutsche Bank Alex. Brown, a division of Deutsche Bank
Securities Inc ("DB").

        JMI has delivered to DB, and DB has accepted from JMI, an Advanced Instruction to Sell Common Stock constituting a "written plan for trading securities" within the meaning of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Plan").

        JMI represents and warrants that JMI is not presently aware of any material nonpublic information regarding Casual Male Retail Group, Inc. or its securities and that JMI is currently able to sell Common Stock under Casual Male Retail Group, Inc.'s insider trading policies. DB represents and warrants that DB has not previously made any sales pursuant to the Plan.

       JMI and DB hereby agree to revise Schedule I of the Plan to read in its entirety as set forth in Annex A hereto.
Except as so modified, the Plan shall remain in full force and effect.


Jewelcor Management, Inc.
By    /S/Seymour Holtzman
Seymour Holtzman
Chairman and Chief Executive Officer
Dated:  June 9, 2004


Accepted
Deutsche Bank Alex. Brown

                      /S/
Branch Manager
Dated: June 9, 2004

ANNEX A
Schedule I
1.  Starting on August 10, 2004, sell:
150,000 shares on the 10th day of every month (or if such date is not a day on which shares of Common Stock trade regular way on the NASDAQ National Market ("NASDAQ") then on the first trading day thereafter) through and including January 10, 2005, or within 30 days after each such date, from time to time at such times and on such terms as you may determine.

2.  Sales shall end on the earliest of:
a.      February 9, 2005
b. the completion of all sales contemplated in paragraph 1 above
c.      the reasonable determination by JMI that:
(i)     this Instruction does not comply with Rule
10b5-1 or other applicable securities laws (including without limitation if at any time any trade contemplated hereunder would result in a violation or adverse consequence under Section 16 of the Securities Exchange
Act of 1934, as amended, or Rule 144 under the Securities
Act of 1933, as amended; or

(ii) you or JMI has not complied with the Instruction, Rule 10b5-1 or other applicable securities laws

d.      the filing of a bankruptcy petition by the Company

e.      the public announcement of a merger,
 recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization potentially resulting in the exchange or conversion of the shares of the Company into shares of a company other than the Company

f. the public announcement of a public offering of securities by the Company

g. the conversion of the shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part)

h. receipt by you of written notice of the death, disability or mental incapacity of Seymour Holtzman

i. receipt by you of written notice of the severance or retirement of Seymour Holtzman from his positions as an officer and director the Company

j. receipt by you of written notice of termination from JMI.

3. You must suspend sales allocated under this Instruction, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

a. a day specified by the Instruction is not a day on which the shares trade regular way on the NASDAQ;

b. trading of the shares on the NASDAQ is suspended for any reason;

c. you cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to you or to JMI; or

d. if the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of such registration statement; then you will resume sales in accordance with paragraph 1 above on the next day specified in this Instruction after the condition causing the suspension of sales has been resolved to the reasonable satisfaction of you and JMI.
 Shares allocated under this Instruction for sale during the period when sales under the Instruction are suspended will be sold as soon as possible once sales under the Instruction resume.

4.  You will conduct sales pursuant to Rule 144 or Rule
145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Instruction were the only sales subject to the volume limitations.

Reasonable efforts should be made by you to transmit to JMI (by telephone and in writing) transaction information for sales by the close of business on the day of sale or, if not transmitted on such day, as soon as reasonably possible thereafter.